Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results

VALLEY COTTAGE, NY—August 11, 2015—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues increased 4% for both the 3 and 6 months ended June 30, 2015, to $3.11 million and $6.18 million, respectively. For the same periods, income from operations was $237,000 and $293,900, respectively, compared to $262,100 and $127,000 for the comparable 2014 periods. Cash, cash equivalents and marketable securities at the end of the six-month period increased $367,000 to $9.26 million from the 2014 year-end balance of $8.89 million.

Jerry Flum, CEO said, “This year’s operating results compare favorably to last year after factoring out the $220,000 refund received during 2014’s second quarter for sales taxes previously paid on third party content. We remain debt free and continue to invest in marketing and product development while still generating strong free cash flow.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30,
	2015	2014	2015	2014

Operating revenues	$3,107,106	$2,998,010	$6,177,312	$5,967,398

Operating expenses:
Data and product costs	1,170,236	1,021,519	2,399,972	2,322,964
Selling, general and administrative expenses	1,639,430	1,657,116	3,370,243	3,403,526
Depreciation and amortization	60,438	57,240	113,185	113,911

Total operating expenses	2,870,104	2,735,875	5,883,400	5,840,401

Income from operations	237,002	262,135	293,912	126,997
Other income, net	738	13,247	5,694	21,822

Income before income taxes	237,740	275,382	299,606	148,819
Provision for income taxes	(102,667)	(58,613)	(128,012)	(71,241)

Net income	$135,073	$216,769	$171,594	$77,578

Net income per share:
Basic and diluted	$0.02	$0.03	$0.02	$0.01

Weighted average number of shares outstanding:
Basic	8,163,302	7,959,200	8,112,830	7,958,926
Diluted	8,310,376	8,211,239	8,271,619	8,223,004

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2015 AND DECEMBER 31, 2014

	June 30, 2015	Dec. 31, 2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,916,225	$7,529,468
Marketable securities	1,344,107	1,363,439
Accounts receivable, net of allowance	1,617,270	2,078,710
Other current assets	824,048	516,585

Total current assets	11,701,650	11,488,202

Property and equipment, net	411,824	337,339
Goodwill	1,954,460	1,954,460
Other assets	40,780	23,682

Total assets	$14,108,714	$13,803,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,796,280	$7,612,836
Accounts payable	83,040	137,258
Accrued expenses	1,096,056	1,230,966

Total current liabilities	8,975,376	8,981,060

Deferred taxes on income	720,867	743,691
Other liabilities	364	2,546

Total liabilities	9,696,607	9,727,297

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 8,201,387 and 8,055,365 shares, respectively	82,014	80,553
Additional paid-in capital	29,338,706	29,176,040
Accumulated deficit	(25,008,613)	(25,180,207)

Total stockholders’ equity	4,412,107	4,076,386

Total liabilities and stockholders’ equity	$14,108,714	$13,803,683

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps busy corporate credit and procurement professionals stay ahead of and manage risk quickly, productively and accurately. The service offers comprehensive commercial credit reports and analysis covering public companies worldwide in competition with Dun & Bradstreet. Additionally, the Company collects from subscribers more than $90 billion of trade accounts receivable data on both public and a select group of private companies every month. Over 35% of the Fortune 1,000 depend on CreditRiskMonitor's timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the company's proprietary FRISK® scores, which have been proven 95% predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.